UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.
Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 18, 2013, Southeastern Asset Management, Inc. issued the following statement:

[SOUTHEASTERN ASSET MANAGEMENT, INC. LETTERHEAD]

Southeastern Commentary on Transaction with Icahn Associates	June 18, 2013

Southeastern Asset Management continues to believe that the Michael Dell / Silver Lake management buyout proposal undervalues the company and its prospects going forward.

Southeastern and Icahn Associates have been working diligently to provide a better alternative for shareholders.  Southeastern has determined that Icahn is in the best position to lead the development of an alternative transaction and to generate a better outcome for shareholders.  Southeastern has therefore agreed to sell approximately 72,010,328 shares to Icahn, making Icahn the largest outside shareholder of Dell.

Southeastern intends to vote its approximately 72,010,328 remaining shares of Dell stock against the $13.65 Michael Dell / Silver Lake management buyout proposal.  Furthermore, Southeastern intends to vote its shares at Dell’s Annual Meeting in favor of the slate of highly qualified director candidates it and Icahn submitted to the Company.  Icahn has Southeastern’s full support as it leads the proxy fight in the interest of all shareholders against the undervalued management buyout proposal.  Southeastern will continue to participate in the proxy contest with Icahn to defeat the Michael Dell / Silver Lake management buyout proposal.

About Southeastern Asset Management, Inc.
Southeastern Asset Management, Inc. (“SAM”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information
SAM intends to file documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell. Before making any voting or investment decision, investors and security holders of Dell are urged to read such documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction. Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements
Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.